Exhibit 20.1


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

-------------------------------------------------x
IN RE FUQUA INDUSTRIES, INC.                    :
SHAREHOLDERS LITIGATION                         :        Civil Action No. 11974
                                                :
-------------------------------------------------x

                    NOTICE OF PENDENCY OF DERIVATIVE ACTION,
                    PROPOSED SETTLEMENT OF DERIVATIVE ACTION,
                     SETTLEMENT HEARING, AND RIGHT TO APPEAR
                     ---------------------------------------

TO: ALL RECORD AND BENEFICIAL OWNERS OF COMMON STOCK OF METROMEDIA INTERNATIONAL GROUP ("METROMEDIA") AS OF JANUARY 5, 2006.

                  PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS LITIGATION. IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS, REASONABLENESS, AND ADEQUACY OF THE PROPOSED SETTLEMENT, OR FROM PURSUING THE SETTLED CLAIMS (DEFINED HEREIN).

                  IF YOU ARE NOT THE BENEFICIAL HOLDER OF COMMON STOCK OF METROMEDIA, BUT HOLD SUCH STOCK FOR A BENEFICIAL HOLDER, PLEASE TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL HOLDER.

                  THIS NOTICE IS NOT AN EXPRESSION BY ANY COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES ASSERTED BY ANY PARTY IN THE ABOVE-CAPTIONED ACTION. THE PURPOSE OF THIS NOTICE IS TO INFORM YOU OF THE PENDENCY OF THE ABOVE-CAPTIONED ACTION, THE PROPOSED SETTLEMENT OF THIS ACTION, AND YOUR RIGHTS IN CONNECTION THEREWITH AS A METROMEDIA STOCKHOLDER.

                  This notice (the "Notice") of pendency of the above-captioned action (the "Action"), the proposed settlement of the Action, and the holding of a settlement hearing (as described below) is given pursuant to Court of Chancery Rules 23.1 and pursuant to an Order dated January 5, 2006 (the "Scheduling Order") of the Court of Chancery of the State of Delaware, in and for New Castle County (the "Court") in the Action to notify you of the proposed settlement of the Action, and to give you notice of the hearing (the "Settlement Hearing") and of your right to participate in the Settlement Hearing to be held before The Honorable William B. Chandler III at the Court of Chancery, 34 The Circle, Georgetown, Delaware 19947, on Monday, March 6, 2006 at 11:30 a.m.
                  The purposes of the Settlement Hearing are: (i) to determine whether a Stipulation of Settlement dated as of December 30, 2005 (the "Stipulation"), and the terms and conditions of the settlement proposed in the Stipulation (the "Settlement"), are fair, reasonable, and adequate; (ii) to determine whether the interests of the stockholders of Metromedia have been adequately represented at all times by counsel to plaintiffs in connection with the prosecution and settlement of the Action; (iii) to determine whether a final order and judgment should be entered by the Court dismissing the Action with prejudice and on the merits as to all parties; and (iv) in the event that the Court approves the Stipulation and the Settlement and enters its final judgment, to determine whether it should award attorneys' fees and expenses to plaintiffs' counsel.

                  The Court has reserved the right to adjourn the Settlement Hearing, including consideration of the application for attorneys' fees and expenses, by oral announcement at such hearing or any adjournment thereof, and without further notice of any kind. The Court also has reserved the right to approve the Stipulation and the Settlement, with modifications (if such modifications are consented to by the parties to the Stipulation), to enter its final judgment dismissing the Action as to all defendants named therein and their affiliates and with prejudice as against plaintiffs, present or former stockholders of Metromedia or any of its predecessor corporations, and each of them, and their present or former directors, officers, agents employees, attorneys, accountants, representatives, advisors, investment bankers, commercial bankers, trustees, parents, affiliates, subsidiaries, general or limited partners, heirs, executors, administrators, successors and assigns and to order the payment of attorneys' fees and expenses, all without further notice of any kind.

                             THE FACTUAL BACKGROUND
                             ----------------------

     1. On February 22, 1991, plaintiff Virginia Abrams(1) filed the initial complaint in this consolidated action (the "Action"), captioned as Abrams v. Fuqua Indus., Inc., C.A. No. 11974. The initial complaint named as defendants Fuqua Industries, Inc. ("Fuqua") and Intermark, Inc. ("Intermark") as well as certain members of Fuqua's Board of Directors who served on the Board at various times between 1984 and 1991: J.B. Fuqua, Lawrence P. Klamon ("Klamon"), Carl E. Sanders ("Sanders"), Charles R. Scott ("Scott"), Thomas N. Warner ("Warner"), Clark A. Johnson ("Johnson"), Robert M. Holder, Jr. ("Holder"), John B. Zellars ("Zellars"), J. Rex Fuqua, D. Carl Hamill ("Hamill") and Anthony A. Malizia ("Malizia").

     2. That action was subsequently consolidated with two other complaints filed in the Court, Behrens v. Fuqua Indus., Inc., C.A. No. 11988, filed March 1, 1991, and Freberg v. Fuqua Indus., Inc., C.A. No. 11989, also filed on March 1, 1991. After consolidation of these actions, plaintiffs filed a Consolidated Amended Derivative and Class Action Complaint ("First Amended Complaint") on August 30, 1991, and filed the Second Consolidated Amended Derivative and Class Action Complaint (the "Second Amended Complaint") on December 28, 1995. The Second Amended Complaint added defendant Triton Group, Inc. ("Triton").

     3. The Second Amended Complaint asserted that the individual defendants planned and carried out a scheme to entrench themselves in office until the planned retirement of J.B. Fuqua in 1989, the Company's founder and holder of approximately six percent of the Company's outstanding stock, at which time management would purchase Fuqua in a leveraged buyout. Plaintiffs further contended that, upon the realization that a buyout would be prohibitively expensive, defendants modified the plan to transfer control of Fuqua to Triton, a "friendly" stockholder, who would allow the defendants to retain their positions. Plaintiffs asserted that, in furtherance of their plan, defendants wasted corporate assets by entering into a series of transactions intended to prevent the acquisition of Fuqua by other parties. These transactions purportedly included the acquisition, retention and sale of Georgia Federal Bank, FSB ("Georgia Federal"), the 1987 Qualex joint venture with Eastman Kodak Company ("Kodak"), J.B. Fuqua's 1989 sale of his six percent of Fuqua stock to Triton, the 1989 agreement ("Section 203 Agreement") between Fuqua and Triton, which exempted the latter from 8 Del. C. ss. 203 (Delaware's business combination statute) and Fuqua's 1989-1990 stock repurchase program. Plaintiffs also contended that, as a result of the entrenchment plan, defendants released false and misleading disclosures in Fuqua's public filings including Fuqua's 1990 and 1991 shareholder proxies for the election of Fuqua's Board.


-----------------------
(1) Mrs. Abrams died on March 2, 2003. Her husband, Burton R. Abrams, as Trustee of her Trust, was substituted as plaintiff in her stead by order of the Court dated May 3, 2005.


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

     4. The Second Amended Complaint asserted four causes of action. First, plaintiffs alleged that J.B. Fuqua's sale of stock to Triton was a corporate opportunity that defendants allegedly usurped for their own benefit. In addition, they claimed that the "premium" allegedly received by J.B. Fuqua from Triton for his Fuqua shares was an improper payment in exchange for actions by J.B. Fuqua and defendants in support of the entrenchment plan. With respect to this count, plaintiffs sought disgorgement of the "premium" allegedly paid to J.B. Fuqua for the sale of his stock.

     5. Second, plaintiffs alleged that J.B. Fuqua, Klamon, Malizia, and Sanders usurped a corporate opportunity and breached their fiduciary duties in connection with the sale of their individual shares of Georgia Federal in 1986. Plaintiffs sought disgorgement of the profits allegedly earned by these defendants in connection with their sale of Georgia Federal shares.

     6. Third, plaintiffs alleged that, by breaching their fiduciary duties, wasting corporate assets and engaging in gross mismanagement and self-dealing, defendants damaged Fuqua and captured personal benefits from the purchase, retention and sale of Georgia Federal, the formation and sale of Fuqua's interest in Qualex, the Section 203 Agreement, the repurchases of Fuqua's stock on the open market, and the disclosure of false and misleading information in public filings.

     7. Finally, plaintiffs asserted a class action claim seeking damages for breach of fiduciary duties. Specifically, plaintiffs claimed that defendants deprived the class of information pertaining to 1990 and 1991 Board elections and of the right to vote on a business combination with Triton.

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

     8. Defendants denied all of the allegations of the complaint and asserted various affirmative defenses, including that each of the counts failed to state a claim upon which relief could be granted.

     9. In a decision rendered on May 13, 1997, In re Fuqua Indus. Inc. Shareholder Litig., C.A. No. 11974, 1997 WL 257460 (Del. Ch. May 13, 1997), the Court dismissed all of the class claims set forth in the Second Amended Complaint, and all but one of the derivative claims. What remained was a single derivative claim of alleged entrenchment based on the decision of the Fuqua Board to enter into the Section 203 Agreement with Triton and to pursue a program to repurchase a portion of Fuqua's outstanding stock during 1989 and 1990. As a result of this ruling, the bankruptcy of Triton and Intermark and the deaths of certain of the named defendants as to whom no substitution of parties was made, only five of the original defendants remained in the case: J.B. Fuqua, Sanders, Klamon, Scott and Warner.

     10. On February 5, 1998, plaintiffs filed their Consolidated Third Amended Derivative Complaint setting forth the single derivative entrenchment claim on behalf of Fuqua that had survived the Court's May 13, 1997 opinion. On December 14, 2004, the Court granted Plaintiffs' Motion for Leave to Amend the Consolidated Third Amended Derivative Complaint (the "Third Amended Complaint") to reassert a claim previously dismissed by the Court challenging as improper the payment of an alleged "premium" by Triton to J.B. Fuqua for his six percent equity interest in Fuqua as a part of defendants' alleged entrenchment scheme, and seeking disgorgement or damages in the amount of the "premium" paid by Triton for those shares.

     11. By opinion dated May 6, 2005, the Court granted in part and denied in part various motions by defendants for summary judgment with respect to the Third Amended Complaint. In particular, the Court granted summary judgment in defendants' favor with respect to certain of plaintiffs' compensatory damages theories, and with respect to the claims against Warner and Scott in connection with the J.B. Fuqua stock sale to Triton. With discovery closed, the matter was thereafter scheduled to proceed to trial commencing on January 9, 2006.

     12. As the parties were engaged in preparation for trial, settlement discussions were initiated. Those discussions resulted in an agreement in principle, the terms and conditions of which are set forth below.

                      SETTLEMENT CONSIDERATION AND RELEASES
                      -------------------------------------

     1. In consideration of the benefits afforded to Metromedia and its stockholders, and the other terms and conditions of the Stipulation, the parties have agreed to settle the Action upon the terms described herein:

     a. In full and complete settlement, satisfaction, compromise and release of the Settled Claims (as defined below), which claims include all claims for recovery or reimbursement for attorneys' fees and expenses advanced to defendants, or any of them, by or on behalf of Fuqua or Metromedia International Group ("Metromedia"), the corporate successor in interest to Fuqua, or any of their respective corporate successors, predecessors or assignees, or any of their respective insurers, incurred or reasonably to be incurred in connection with their defense of this Action and the settlement, each individual defendant has caused to be deposited his agreed upon share of the aggregate sum of $7 million in an escrow account (the "Escrow Account") maintained by an Escrow Agent satisfactory to Metromedia.

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

     b. On the Effective Date (as defined below in paragraph (d)), the parties shall do all things and take all actions necessary to authorize and instruct the Escrow Agent (a) to pay plaintiffs' attorneys' fees and expenses, as awarded by the Court, together with interest accrued thereon, as provided in P. 8 below, and (b) to pay the remaining principal and interest accrued thereon to Metromedia.

     c. In the event that the Settlement is not approved by the Court, or is disapproved on appeal, the escrow agent shall cause the sum of $7 million to be returned to the individual defendants, together with all accumulated interest and appreciation, if any, that may have accrued upon such funds while in escrow.

     d. The "Effective Date" of the Settlement shall mean the date following the entry of the Order and Final Judgment by the Court approving the terms of the Settlement set forth in the Stipulation, and dismissing the Action with prejudice, as provided for herein below, on which the time for appeal of the Order and Final Judgment (an "Appeal") shall have expired without an Appeal or another matter being filed in any tribunal asserting any of the Settled Claims or challenging the Settlement in any manner ("Collateral Attack"), or, should an Appeal be filed, upon affirmance of such Order and Final Judgment by the Supreme Court of the State of Delaware and the expiration of any applicable period for the reconsideration, rehearing, petition for certiorari, or other appeal of such affirmance without any motion for reconsideration or rehearing or further appeal having been filed, or upon the expiration of all proceedings ordered on remand, and all proceedings arising out of any subsequent appeal or appeals following decisions on remand, so long as no Collateral Attack has been filed.

     e. If the Stipulation and Settlement are approved by the Court, all plaintiffs, present or former stockholders of Metromedia or any of its predecessor corporations, and each of them, and their present or former directors, officers, agents employees, attorneys, accountants, representatives, advisors, investment bankers, commercial bankers, trustees, parents, affiliates, subsidiaries, general or limited partners, heirs, executors, administrators, successors and assigns shall be forever barred from prosecuting any action against any Released Persons arising out of the Settled Claims (as such terms are defined below in paragraphs (f) and (g), respectively).

     f. The term "Released Persons" means each and all of the defendants in the Action (including all defendants previously named and dismissed from the Action), Metromedia, J.B. Fuqua and any trust created by or for him, his spouse or children (including the J.B. Fuqua Foundation, the Jennifer C. Fuqua Trust, the Lauren B. Fuqua Trust, and the J. Rex Fuqua Foundation), and any of their respective present or former directors, representatives, advisors, attorneys, agents, employees, investment bankers, commercial bankers, trustees, parents, affiliates, subsidiaries, general or limited partners, stockholders, heirs, executors, administrators, successors and assigns or persons alleged to have been associated with any of the defendants.

     g. The term "Settled Claims" means any and all claims, demands, rights, causes of action, suits, matters and issues of any kind whatsoever, whether equitable, statutory or legal, liquidated or non-liquidated, asserted or unasserted, known or unknown, contingent or absolute, state or federal, that have been, could have been, or in the future could be asserted in any court of any jurisdiction by the plaintiffs, or any of them, individually, derivatively in the right and on behalf of Metromedia, or as representative of all stockholders of Metromedia, or by Metromedia, or the present or former stockholders of Metromedia or any of its predecessor corporations, and each of them, and their present or former directors, officers, agents, employees, attorneys, accountants, representatives, advisors, investment bankers, commercial bankers, trustees, parents, affiliates, subsidiaries, general or limited partners, heirs, executors, administrators, successors and assigns, in connection with, or that arise out of or relate to, the subject matter of the Action, or relating to any of the facts, events, acts, negotiations, transactions, or agreements referenced in the Action, or which are or could have been asserted against the Released Persons in the Action together with any and all claims for recovery or reimbursement of attorneys' fees and expenses advanced to or on behalf of defendants, or any of them, by or on behalf of Fuqua, Metromedia or any of their respective corporate successors, predecessors or assignees, or any of their respective insurers incurred or reasonably to be incurred in connection with the defense of this Action and Settlement, except for any claims to enforce the terms or conditions of the Stipulation.

     2. It is the intent of the parties that the proposed Settlement shall extinguish for all time any rights, claims and causes of action that are or relate to the Settled Claims against any of the Released Persons.

     3. The release contemplated by the Settlement extends to claims that plaintiffs, on behalf of Metromedia and its stockholders, do not know or suspect to exist at the time of the release, which if known, might have affected the decision to agree to the release provided for in the Stipulation. Plaintiffs and Metromedia, on behalf of its stockholders, shall be deemed to waive any and all provisions, rights and benefits conferred by any law of the United States or any state or territory of the United States (including but not limited to California Civil Code ss. 1542), or principle of common law, which governs or limits a person's release of unknown claims. Plaintiffs and Metromedia acknowledge that they may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of Settled Claims, but that it is their intention to fully, finally and forever settle and release any and all claims released hereby known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, without regard to the subsequent discovery or existence of such additional or different facts.

     4. In the event that the Settlement is not approved or such approval does not become final, then the Settlement shall be of no further force and effect and each party shall be restored to his, her, or its respective position prior to the Settlement without any prejudice and as if the parties had not entered into the Settlement.

                      RIGHT TO APPEAR AT SETTLEMENT HEARING
                      -------------------------------------

     5. Any stockholder who believes his or her interests have not been adequately represented by counsel to plaintiffs, or who objects to the Stipulation, the Settlement, the Final Order and Judgment proposed to be entered herein, and/or the application for attorneys' fees and expenses, or who otherwise wishes to be heard, may appear in person or by his or her attorney at the Settlement Hearing and present any evidence or argument that may be proper and relevant; provided, however, that no person (other than plaintiffs and defendants, and their respective counsel) shall be heard, and no papers, briefs, pleadings or other documents submitted by any such person shall be received or considered by the Court (unless the Court in its discretion shall otherwise direct, upon application of such person and for good cause shown), unless no later than ten (10) calendar days prior to the Settlement Hearing: (i) a written notice of the intention to appear; (ii) a detailed statement of such person's specific objections to any matter before the Court; and (iii) all of the grounds therefor or the reasons why such person desires to appear and to be heard, as well as all documents and writings which such person desires the Court to consider, shall be served by hand delivery or first class mail, postage prepaid upon the following Delaware counsel of record and filed with the Court of Chancery of the State of Delaware, New Castle County Courthouse, 500 North King Street, Wilmington, DE 19801:


                                    Joseph A. Rosenthal, Esquire (#234)
                                    ROSENTHAL, MONHAIT, GROSS
                                    & GODDESS, P.A.
                                    919 North Market Street, Suite 1401
                                    P.O. Box 1070 Wilmington, DE 19899 (302)
                                    656-4433

                                    Pamela S. Tikellis, Esquire (#2172)
                                    One Rodney Square
                                    P.O. Box 1035 Wilmington, DE 19899 (302)
                                    656-2500

                                            Attorneys for Plaintiffs

                                    Donald J. Wolfe, Jr., Esquire (#285)
                                    Arthur L. Dent, Esquire (#2491)
                                    Kirsten A. Lynch, Esquire (#4573)
                                    POTTER ANDERSON & CORROON LLP
                                    1313 N. Market Street
                                    Hercules Plaza, 6th Floor
                                    P.O. Box 951 Wilmington, DE 19899 (302)
                                    984-6000

                                            Attorneys for Defendants
                                            Lawrence P. Klamon and
                                            Carl E. Sanders

                                    Thomas Reed Hunt, Jr., Esquire (#466)
                                    David J. Teklits, Esquire (#3221)
                                    MORRIS NICHOLS ARSHT & TUNNELL
                                    1201 N. Market Street
                                    P.O. Box 1347 Wilmington, DE 19899 (302)
                                    658-9200

                                            Attorneys for Defendant J.B. Fuqua

                                    Joel Friedlander, Esquire (#3163)
                                    BOUCHARD MARGULES & FRIEDLANDER
                                    222 Delaware Avenue, Suite 1400
                                    Wilmington, DE  19801
                                    (302) 573-3502

                                            Attorneys for Defendant
                                            Charles R. Scott

                                    Edward P. Welch, Esquire (#671)
                                    Randall K. Herndon, Esquire (#2090)
                                    SKADDEN, ARPS, SLATE, MEAGHER
                                    & FLOM
                                    One Rodney Square
                                    P.O. Box 636 Wilmington, Delaware 19899-0636
                                    (302) 651-3000

                                            Attorneys for Defendant
                                            Thomas N. Warner

                                    Anne C. Foster, Esquire (#2513)
                                    RICHARDS LAYTON & FINGER
                                    P.O. Box 551 Wilmington, Delaware 19899
                                    (302) 651-7744

                                            Attorneys for Nominal Defendant,
                                            Fuqua Industries, Inc.

     6. Unless the Court otherwise directs, any person who fails to object in the manner prescribed above shall be deemed to have waived such objection and shall be forever barred from raising such objection in this or any other action or proceeding.

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

     7. Any stockholder who does not object to the Settlement, or the request by plaintiffs' counsel for an award of attorneys' fees or expenses need not do anything.

                  APPLICATION FOR ATTORNEYS' FEES AND EXPENSES
                  --------------------------------------------

     8. If the Settlement is approved, plaintiff's counsel intend to apply at or after the Settlement Hearing for an award of attorneys' fees not to exceed $2,100,000 and reimbursement of expenses not to exceed $325,000, to be paid solely out of the Escrow Account. Metromedia (and the other defendants) have agreed not to oppose such application. One or more of the named plaintiffs may petition the Court for a plaintiff's allowance. In the event the Court awards any such allowance, the amount thereof will be deducted and paid from any fees awarded to plaintiffs' counsel. Metromedia shall have no obligation to pay any attorneys' fees or expenses to plaintiffs or their counsel except as agreed herein.

     9. The procedure for and the allowance or disallowance by the Court of the Fee Award and any order or proceeding relating thereto will not operate to terminate or cancel the Stipulation or affect its finality. Additionally, the fairness, reasonableness, and adequacy of the Settlement will be considered and ruled upon by the Court independently of any award of fees or disbursements requested by plaintiffs' counsel. Any attorneys' fees and expenses awarded by the Court to plaintiffs' counsel shall be paid from the Escrow Account. No other payment of fees or expenses is contemplated or will be made in connection with the Settlement or dismissal of the Action. 10. Except as expressly provided in the Stipulation, defendants and the other Released Persons shall bear no expenses, costs, damages, or fees alleged or incurred by plaintiffs, by any stockholder of Metromedia, or by any of their attorneys, experts, advisors, agents, or representatives.

                               INTERIM INJUNCTION
                               ------------------

     11. Pending final determination of whether the Settlement should be approved, plaintiffs and Metromedia, or any of them, and any of their respective representatives, trustees, successors, heirs, and assigns, are barred and enjoined from commencing or prosecuting any action in any court or tribunal asserting against any of the defendants or any other persons or entities any claims, either directly, representatively, or in any other capacity, which could have been asserted, or which arise out of, or relate in any way to, the Settled Claims.

                      ORDER AND FINAL JUDGMENT OF THE COURT
                      -------------------------------------

     12. If the Court determines that the Settlement, as provided for in the Stipulation, is fair, reasonable, adequate and in the best interests of Metromedia, the parties will ask the Court to enter an Order and Final Judgment, which will, among other things:

     a. Approve the Settlement and adjudge the terms thereof to be fair, reasonable, and adequate pursuant to Court of Chancery Rule 23.1;

     b. Authorize and direct the performance of the Settlement in accordance with its terms and conditions; and

     c. Dismiss the Action with prejudice on the merits and release the Released Persons (defined above), from the Settled Claims (defined above).

                              SCOPE OF THIS NOTICE
                              --------------------

     13. This Notice does not purport to be a comprehensive description of the Action, or the terms of the Settlement, the Stipulation, or the Settlement Hearing. For a more detailed statement of matters involved in this litigation, reference is made to the pleadings, the Stipulation, and the Orders entered by the Court and other papers filed in the Action, which may be inspected during regular business hours of each business day at:

                               Office of the Register in Chancery
                               Court of Chancery of the State of Delaware
                               New Castle County Courthouse
                               500 North King Street
                               Wilmington, Delaware 19801

                               Please do not call the Court or the Register in Chancery.

                      NOTICE TO PERSONS OR ENTITIES HOLDING
                      RECORD OWNERSHIP ON BEHALF OF OTHERS
                      ------------------------------------

     14. Brokerage firms, banks, and other persons or entities who receive this Notice, in their capacities as record owners, but not as beneficial owners, are requested to send this Notice promptly to their beneficial owners. Additional copies of this Notice for transmittal to beneficial owners are available on request directed to:

                                    Metromedia International Group
                                    8000 Tower Point Drive
                                    Charlotte, NC  28227

                                    ENTERED BY ORDER OF:
                                    CHANCELLOR WILLIAM B. CHANDLER III

                                    /s/ Ed Pollard
                                    --------------------------------------------
                                    Register In Chancery

Dated:  January 11, 2006                                                  712423



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